Exhibit 99.2

Edgewater Sets Record Date for Proposed Consent Solicitation

Wakefield, MA – January 3, 2017 – Edgewater Technology, Inc. (“Edgewater”)(NASDAQ: EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, today announced that its Board of Directors has set the close of business on January 11, 2017 as the record date for purposes of determining the stockholders eligible to consent in writing to the consent solicitation being undertaken by Ancora Catalyst Fund LP and other participants.

About Edgewater

Edgewater helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

Additional Information

In connection with the consent solicitation initiated by Ancora Catalyst Fund, LP and other parties (collectively, “Ancora”), Edgewater Technology, Inc. (the “Company”) may file a consent revocation statement and other documents regarding the Lone Star proposals with the Securities and Exchange Commission (the “SEC”) and may mail a consent revocation statement and a consent revocation card to each stockholder of record entitled to deliver a written consent with respect to the Lone Star proposals. STOCKHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final consent revocation statement, if any, may be mailed to stockholders. Investors and stockholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Edgewater at its website, www.edgewater.com, or 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Ancora proposals. Information concerning the Company’s participants is set forth in the proxy statement, dated April 25, 2016, for its 2016 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in any solicitation of consent revocations in connection with the Lone Star proposals and other relevant materials, if any, will be filed with the SEC when they become available.

Company/Investor Contact:

Timothy R. Oakes

Chief Financial Officer

Phone: (781) 246-3343

E-mail: toakes@edgewater.com

Media Contact:

Sard Verbinnen & Co

Bryan Locke / Debbie Miller

Phone: (312) 895-4700

E-mail: blocke@sardverb.com / dmiller@sardverb.com